Exhibit 10.4

EMPLOYMENT CONTRACT

THIS EMPLOYMENT CONTRACT (hereinafter referred to as this “Agreement”), dated as of July 15, 2007, by and between GARY C. KELLY (hereinafter referred to as the “Employee”), a resident of Dallas, Texas, and SOUTHWEST AIRLINES CO. (hereinafter referred to as “Southwest”, which term shall include its subsidiary companies where the context so admits), a Texas corporation,
W I T N E S S E T H:
WHEREAS the Employee has served as Chief Executive Officer of Southwest since July 15, 2004, pursuant to an Employment Contract dated as of such date (the “Old Contract”); and
WHEREAS the Employee and Southwest desire to enter into a successor agreement for the continuing full-time services of the Employee, and to amend and restate certain provisions of the Old Contract;
NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and promises contained herein, Southwest and the Employee agree as follows:
I.  POSITION, DUTIES AND AUTHORITY
A.
POSITIONS, DUTIES AND RESPONSIBILITIES.  The Employee shall serve as Chief Executive Officer of Southwest, and, for so long as he shall be elected to the Board of Directors of Southwest and so designated by the Board, he shall serve as Vice Chairman of the Board without additional compensation hereunder.  The Employee’s duties and responsibilities as Chief Executive Officer shall include general oversight of the operational performance of Southwest; managing costs and generating revenues in order to achieve excellent financial performance; representing Southwest to its multitude of exterior constituencies; implementing Southwest’s current and long range business policies and programs; handling, or overseeing, major contract negotiations; and, in general, maintaining employee morale and esprit de corps.  In addition, he shall perform such other corporate duties and discharge such other corporate responsibilities as are specified in the bylaws of Southwest or are designated from time to time by either the Chairman of the Board of Directors of Southwest or the full Board of Directors.

B.	AUTHORITY. The Employee shall be vested with all authority reasonably necessary to carry out his duties and responsibilities as set forth in this Article I.
C.
NECESSARY SUPPORT AND ENVIRONMENT.  The Employee shall be provided with the secretarial and other support personnel (including a full-time administrative assistant) and general working environment (including a private, furnished office) reasonably necessary for him to carry out his duties and responsibilities as set forth in this Article I.

II.  EMPLOYEE’S OBLIGATIONS
A.
TIME AND EFFORT.  During the term of his employment hereunder, the Employee shall devote such time and effort as is required to perform his duties and to discharge his responsibilities hereunder.  The Employee shall generally conform with all policies of Southwest as they apply to a person of his level of duties and responsibilities.

B.
NON-COMPETITION.  The Employee recognizes and understands that in performing the duties and responsibilities of his employment as outlined in this Agreement and pursuant to his employment at Southwest prior to the execution of this Agreement, the Employee has occupied and will occupy a position of trust and confidence, pursuant to which the Employee has developed and acquired and will develop and acquire experience and knowledge with respect to various aspects of the business of Southwest and the manner in which such business is conducted.  It is the expressed intent and agreement of the Employee and Southwest that such knowledge and experience shall be used in the furtherance of the business interests of Southwest and not in any manner which would be detrimental to such business interests of Southwest.  The Employee therefore agrees that, so long as the Employee is employed pursuant to this Agreement, unless he first secures the consent of the Board of Directors of Southwest, the Employee will not invest, engage or participate in any manner whatsoever, either personally or in any status or capacity (other than as a shareholder of less than one percent [1%] of the capital stock of a publicly owned corporation), in any business or other entity organized for profit engaged in significant competition with Southwest in the conduct of its air carrier operations anywhere in the States of Texas, Louisiana, Oklahoma, New Mexico, Missouri, Arizona, Nevada, California, Arkansas, Alabama, Tennessee, Kentucky, Michigan, Indiana, Ohio, Maryland, Illinois, Utah, Washington, Oregon, Nebraska, Florida, Idaho, Mississippi, New Hampshire, New York, Pennsylvania, Rhode Island, Connecticut, North Carolina, Virginia, and Colorado.  Although the Employee and Southwest regard such restrictions as reasonable for the purpose of preserving Southwest and its proprietary rights, in the event that the provisions of this Paragraph II-B should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time or geographic limitations permitted by applicable laws.

III.  TERM
A.
TERM.  This Agreement and the Employee’s employment hereunder shall commence and become effective on and as of July 15, 2007.  The term of such employment shall expire on February 1, 2011, unless extended by consent of the parties hereto or earlier terminated pursuant to the provisions of Article V.

IV.  EMPLOYEE’S COMPENSATION
A.
BASE SALARY.  The Employee’s annual Base Salary shall be $424,065.  The Board of Directors of Southwest (or the Compensation Committee thereof) may grant a raise to the Employee at such times and in such amounts as such Board (or Committee) may determine. The Employee’s Base Salary shall be payable to the Employee in equal semi-monthly installments.  The Employee’s Base Salary installment payments shall be subject to such payroll and withholding deductions as may be required by law.

B.
PERFORMANCE BONUS.  The Board of Directors of Southwest (or the Compensation Committee thereof) may grant a Performance Bonus to the Employee, in addition to his Base Salary, at such times and in such amounts as such Board (or Committee) may determine.

C.
DEFERRED COMPENSATION.  In addition to the Base Salary provided for in Paragraph IV-A above, Southwest shall continue to set aside on its books, as provided in Paragraph IV-C of the Old Contract,  a special ledger Deferred Compensation Account (the “Account”) for the Employee, and shall credit thereto Deferred Compensation determined as hereinafter provided.  (Southwest at its election may fund the payment of Deferred Compensation by setting aside and investing such funds as Southwest may from time to time determine.  Neither the establishment of the Account, the crediting of Deferred Compensation thereto, nor the setting aside of any funds shall be deemed to create a trust.  Legal and equitable title to any funds set aside shall remain in Southwest, and the Employee shall have no security or other interest in such funds.  Any funds so set aside or invested shall remain subject to the claims of the creditors of Southwest, present and future.)  For each full or partial calendar year as the Employee shall remain in the employment of Southwest under this Agreement, Deferred Compensation shall accumulate in an amount  equal to any contributions (including forfeitures but excluding any elective deferrals actually returned to the Employee) which would otherwise have been made by Southwest on behalf of the Employee to the Southwest Airlines Co. Profitsharing Plan and Southwest Airlines Co. 401(k) Plan, but which exceed the amount permitted to be so contributed due to the limitations under Sections 415(c) (the “415(c) Excess Amount”) and 401(a)(17) of the Internal Revenue Code..  If such employment shall terminate prior to December 31 in any calendar year, then Deferred Compensation shall accumulate and be calculated as provided under the terms of Southwest’s Profitsharing Plan.  Employee hereby elects not to invest the 415(c) Excess Amount in Southwest’s 2005 Excess Benefit Plan (or any successor plan).
    The Deferred Compensation credited to the Account (including the Interest hereinafter provided) shall be paid to the Employee  at the rate of $200,000 per calendar year (subject to such payroll and withholding deductions as may be required by law), commencing with the calendar year following the year in which (i) the Employee shall become sixty-five (65) or (ii) the Employee’s employment with Southwest shall terminate (whether such termination is under this Agreement or otherwise and whether it is before, on or after the expiration of the initial term set forth in Paragraph III-A above, and irrespective of the cause thereof), whichever shall occur later, and continuing until the entire amount of Deferred Compensation and Interest credited to the Account shall have been paid.  Although the total amount of Deferred Compensation ultimately payable to the Employee hereunder shall be computed in accordance with the provisions set forth above, there shall be accrued and credited to the Account, beginning on January 1, 2007 (if not so accrued and credited pursuant to the Old Contract, and if so accrued and credited, then beginning on January 1, 2008) and continuing annually thereafter until the entire balance of the account has been distributed (whether such distribution takes place during the term of this Agreement or thereafter), amounts equal to simple interest at the rate of ten percent (10%) per annum, compounded annually (“Interest”), on the accrued and unpaid balance of the Deferred Compensation credited to the Account as of the preceding December 31.  The Deferred Compensation and Interest to be paid in any one calendar year shall be paid on the first business day of such calendar year; provided, however, that if the event triggering commencement of payment of Deferred Compensation and Interest is Employee’s termination of employment with Southwest, payment of the first of such annual Deferred Compensation and Interest payments shall be deferred to the extent necessary to cause such payment to comply with the six month deferral rule described in Section 409A(a)(2)(B) of the Internal Revenue Code if Employee at his termination of employment with Southwest is a “specified employee” within the meaning of such section.  Notwithstanding the foregoing, in the event of the Employee’s death, then the unpaid balance of the Deferred Compensation (together with any accrued Interest thereon) shall be paid to the executors or administrators of the Employee’s estate in cash in one lump sum on the first business day of the calendar year next following the calendar year in which the Employee shall have died.  No right, title, interest or benefit under this Paragraph IV-C shall ever be liable for or charged with any of the torts or obligations of the Employee or any person claiming under him, or be subject to seizure by any creditor of the Employee or any person claiming under him.  Neither the Employee nor any person claiming under him shall have the power to anticipate or dispose of any right, title, interest or benefit under this Paragraph IV-C in any manner until the same shall have been actually distributed by Southwest.

Except with respect to the 415(c) Excess Amount elections, Paragraph IV-C of the Old Contract is hereby amended and restated to conform to the provisions set forth herein.

D.
DISABILITY INSURANCE.  During the term of this Agreement, Southwest shall provide long term disability insurance providing for payment, in the event of disability of the Employee, of $10,000 per month to age seventy (70).  Except as to amounts payable, the terms and conditions of such policy shall be identical, or substantially similar, to the disability insurance provided by Southwest for its other officers as of the date of this Agreement.

E.
MEDICAL AND DENTAL EXPENSES.  During the term of this Agreement, the Employee shall remain eligible to participate in any medical benefit plan or program that Southwest makes available to its employees generally. Upon termination of his employment with Southwest, the Employee shall be eligible to participate in any non-contract retiree medical benefit plan or program that Southwest may then make available to its retirees generally. Southwest shall reimburse the Employee for all his out-of-pocket expenses (including specifically all premiums and deductibles) that the Employee may incur for himself, his spouse and his children under any such Southwest plan or program during the term of this Agreement.  In addition, Southwest shall pay Employee the sum of $10,000 per year to be applied to any supplemental insurance needs he may have, such amount to be payable on August 1 of each year during the term of this Agreement, beginning August 1, 2007.

F.
STOCK OPTION GRANT.  In connection with its approval of the terms of this Agreement on July 19, 2007, the Compensation Committee of the Board of Directors granted to the Employee ten-year options to purchase 150,000 shares of its common stock. Such options were granted pursuant to the Company’s 2007 Equity Incentive Plan and one-third of such options were exercisable immediately and one-third will become exercisable on each of July 15, 2008 and July 15, 2009.  Such options shall be incentive stock options to the maximum extent permissible under the terms of the 2007 Equity Incentive Plan.  The exercise price of such options shall be the fair market value of Southwest’s common stock on July 19, 2007 or the date of approval of the form of this Agreement by the Compensation Committee, whichever is higher.

G.
OTHER BENEFITS.  The Employee shall be eligible to continue to participate in all employee pension, profit-sharing, stock purchase, group insurance and other benefit plans or programs in effect for Southwest managerial employees generally to the extent of and in accordance with the rules and agreements governing such plans or programs, so long as same shall be in effect, with full service credit where relevant for the Employee’s prior employment by Southwest.  Southwest shall reimburse the Employee for reasonable expenses incurred by him in the performance of his duties and responsibilities hereunder.  The Employee shall be entitled to vacation of three (3) weeks per year or such longer period as may be established from time to time by Southwest for its managerial employees generally.

V.  TERMINATION PROVISIONS
A.
EXPIRATION OR DEATH.  The Employee’s employment hereunder shall terminate on February 1, 2011 (or such later date to which the term of this Agreement may be extended by consent of the parties hereto, in either case without prejudice to the Employee’s privilege to remain an employee of Southwest thereafter), or upon the Employee’s death, whichever shall first occur, without further obligation or liability of either party hereunder, except for Southwest’s obligation to pay Deferred Compensation as provided in Paragraph IV-C of this Agreement.

B.
TERMINATION FOR CAUSE.  Southwest may terminate the Employee’s employment hereunder upon the determination by a majority of its whole Board of Directors that the Employee has willfully failed and refused to perform his duties and to discharge his responsibilities hereunder.  Such determination shall be final and conclusive.  If the Board of Directors of Southwest makes such determination, Southwest may (a) terminate the Employee’s employment, effective immediately or at a subsequent date, or (b) condition his continued employment upon the circumstances and place a reasonable limitation upon the time within which the Employee shall comply with such considerations or requirements.  If termination is so effected, Southwest shall have no further liability to the Employee hereunder except for the obligation to pay Deferred Compensation as provided in Paragraph IV-C hereof.

C.
TERMINATION FOR DISABILITY.  Southwest may terminate the Employee’s employment hereunder on account of any disabling illness, hereby defined to include any emotional or mental disorders, physical diseases or injuries as a result of which the Employee is, for a continuous period of ninety (90) days, unable to perform his duties hereunder.  Southwest shall give to the Employee ninety (90) days’ notice of its intention to effect such termination pursuant to this Paragraph V-C.  If, within such notice period, the Employee shall have recovered from his disability sufficiently well to resume performance of his duties (although still undergoing treatment or rehabilitation), Southwest shall not have the right to effect such termination.  If such disabling illness occurs as a result of a job-related cause, Southwest shall continue to pay the Employee regular installments of his Base Salary in effect at the time of such termination for the remainder of the term of this Agreement in accordance with Southwest’s regular payroll practices; provided that, payment shall be deferred to the extent necessary to cause such payment to comply with the six month deferral rule described in Section 409A(a)(2)(B) of the Internal Revenue Code if Employee at his termination of employment with Southwest is a “specified employee” as defined in such section. It is expressly understood and agreed, however, that any obligation of Southwest to continue to pay the Employee his Base Salary pursuant to this Paragraph V-C shall be reduced by the amount of any proceeds of long-term disability insurance provided for the Employee pursuant to Paragraph IV-D above, and shall also be reduced by the amount of the proceeds of any worker’s compensation or other benefits which the Employee receives as a result of or growing out of his disabling illness.

D.
CHANGE OF CONTROL TERMINATION.  In the event of any change of control of Southwest, the Employee may, at his option, terminate his employment hereunder by giving to Southwest notice thereof no later than sixty (60) days after the Employee shall have determined or ascertained that such change has occurred, irrespective whether Southwest shall have purported to terminate this Agreement after such event but prior to receipt of such notice.  If termination is so effected, no later than the date of such termination Southwest shall pay the Employee as “severance pay” a lump sum equal to (i) $750,000 plus (ii) an amount equal to the unpaid installments of his Base Salary in effect at the time of such termination for the remaining term of this Agreement; provided, however, that if Employee is at his termination of employment with Southwest a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Internal Revenue Code, payment of the “severance pay” shall be deferred to the extent necessary to cause such payment to comply with the six month deferral rule described in such section.  If termination is so effected, Southwest shall have no other further liability to the Employee hereunder except for its obligation to pay Deferred Compensation as provided in Paragraph IV-C above.  For purposes of this Paragraph V-D, a “change of control of Southwest” shall be deemed to occur if (i) a third person, including a “group” as determined in accordance with Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of Southwest having twenty percent (20%) or more of the total number of votes that may be cast for the election of directors of Southwest, or (ii) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (herein called a “Transaction”), the persons who were directors of Southwest before the Transaction shall cease to constitute a majority of the Board of Directors of Southwest or any successor to Southwest.

E.
VOLUNTARY TERMINATION.  The Employee’s employment hereunder shall terminate forthwith upon his resignation and its acceptance by Southwest, without further obligation or liability of either party hereunder, except for Southwest’s obligation to pay Deferred Compensation as provided in Paragraph IV-C above.

VI.  MISCELLANEOUS
A.
ASSIGNABILITY, ETC.  The rights and obligations of Southwest hereunder shall inure to the benefit of and shall be binding upon the successors and assigns of Southwest; provided, however, Southwest’s obligations hereunder may not be assigned without the prior approval of the Employee.  This Agreement is personal to the Employee and may not be assigned by him.

B.	NO WAIVERS. Failure to insist upon strict compliance with any provision hereof shall not be deemed a waiver of such provision or any other provision hereof.
C.	AMENDMENTS. This Agreement may not be modified except by an agreement in writing executed by the parties hereto.
D.
NOTICES.  Any notice required or permitted to be given under this Agreement shall be in writing in the English language and shall be deemed to have been given to the person affected by such notice when personally delivered or when deposited in the United States mail, certified mail, return receipt requested and postage prepaid, and addressed to the party affected by such notice at the address indicated on the signature page hereof.

E.	SEVERABILITY. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof.
F.	COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute a single instrument.
G.
ENTIRE AGREEMENT.  This Agreement contains all of the terms and conditions agreed upon by the parties hereto respecting the subject matter hereof, and all other prior agreements, oral or otherwise, regarding the subject matter of this Agreement shall be deemed to be superseded as of the date of this Agreement and not to bind either of the parties hereto.

H.	GOVERNING LAW. This Agreement shall be subject to and governed by the laws of the State of Texas.

IN WITNESS WHEREOF, the Employee has set his hand hereto and Southwest has caused this Agreement to be signed in its corporate name and behalf by the Chairman of the Compensation Committee of the Board of Directors who is thereunto duly authorized, all as of the day and year first above written.

                                                   SOUTHWEST AIRLINES CO.

By	/s/ David Biegler
David Biegler
Chairman, Compensation Committee of the
Board of Directors

                                                   THE EMPLOYEE

By	/s/ Gary C. Kelly
Gary C. Kelly

Address: P.O. Box 36611
Dallas, Texas 75235-1611